UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
March 6, 2009
Date of report (Date of earliest event reported)
Wireless Ronin Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	1-33169 (Commission File Number)	41-1967918 (IRS Employer Identification No.)
5929 Baker Road, Suite 475
Minnetonka, Minnesota 55345
(Address of principal executive offices, including zip code)
(952) 564-3500
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     (b) Robert W. Whent. On March 6, 2009, Robert W. Whent resigned from his positions as Executive Vice President, Content Engineering and President, Wireless Ronin Technologies (Canada), Inc., a wholly-owned subsidiary of Wireless Ronin Technologies, Inc., effective immediately. In consideration of Mr. Whent’s execution of a separation agreement, including a release, he will receive severance payments equal to one year’s base salary, medical benefits, and payment for accrued, unused paid time off, as set forth in his employment agreement for a termination without cause. Pursuant to Mr. Whent’s separation agreement, Mr. Whent will assume the obligations of Wireless Ronin Technologies (Canada), Inc. under certain agreements with customers using the online teaching education portal program and the company will assign its rights under several agreements to Mr. Whent. The foregoing description is qualified in its entirety by reference to Mr. Whent’s separation agreement, which appears as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02(b).
     (c) Darin P. McAreavey. On March 9, 2009, our board elected Darin P. McAreavey as our Vice President and Chief Financial Officer. Mr. McAreavey assumed these roles effective immediately upon such election.
     Mr. McAreavey, age 40, served as chief financial and accounting officer of Xiotech Corporation since September 2007. Mr. McAreavey was the chief financial officer for Global Capacity Group from February 2007 to September 2007. From May 2006 to February 2007, Mr. McAreavey served as chief financial officer, vice president and treasurer of Stellent, Inc. (“Stellent”). Mr. McAreavey served as Stellent’s corporate controller from September 2004 to May 2006. Prior to November 2003, Mr. McAreavey held various senior accounting and financial management positions for Computer Network Technology Corporation, most recently as Director of Finance.
     We have entered into an employment agreement with Mr. McAreavey, upon the recommendation of our compensation committee, pursuant to which Mr. McAreavey will receive an annual base salary of $182,500 and is eligible to receive performance-based cash bonuses. Under our Senior Management Bonus Plan, Mr. McAreavey is eligible to receive a target bonus of $40,000 if certain performance targets set by the compensation committee are achieved under such plan for 2009. Mr. McAreavey may receive up to twice the target bonus if certain company performance criteria are achieved but may receive no bonus if certain minimum company performance criteria are not met. The employment agreement provides that a severance payment will be made if Mr. McAreavey’s employment is terminated (1) by our company within a specified period following a change in control for any reason other than for cause or death or disability, (2) by our company without cause, or (3) by Mr. McAreavey for good reason. The severance payment would be six (6) months of base salary and an amount equal to Mr. McAreavey’s bonus earned for the last fiscal year, but not to exceed Mr. McAreavey’s target bonus as set forth in any bonus plan arrangement in which Mr. McAreavey participates at the time of termination of his employment. If Mr. McAreavey becomes eligible for severance benefits, he may also become eligible for COBRA benefits under his employment agreement. In addition, Mr. McAreavey has agreed to certain nondisclosure and inventions provisions during the term of his employment and thereafter, certain noncompetition provisions during the term of his employment and for a period of two years thereafter, and certain noninterference and nonrecruitment provisions during the term of his employment and for a period of one year thereafter. The foregoing description is qualified in its entirety by reference to Mr. McAreavey’s employment agreement, which appears as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated by reference in response to this Item 5.02(c).

     Also upon the recommendation of our compensation committee, upon the commencement of his employment, we granted Mr. McAreavey a ten-year stock option under our Amended and Restated 2006 Equity Incentive Plan to purchase 100,000 shares of our common stock at $1.1201 per share, representing the closing price of our common stock on the date Mr. McAreavey commenced his employment, with vesting of 25 percent on the date of grant and 25 percent annually thereafter. We have previously filed the form of non-qualified stock option agreement used in connection with awards to executive officers under our Amended and Restated 2006 Equity Incentive Plan.
     There are no familial relationships between Mr. McAreavey and any other executive officer or director of our company. There are no transactions in which Mr. McAreavey has an interest requiring disclosure under Item 404(a) of Regulation S-K. Each of our executive officers is appointed to serve until his successor is duly appointed or his earlier removal or resignation from office.
     We issued a press release regarding the naming of Mr. McAreavey as Vice President and Chief Financial Officer on March 9, 2009, which is attached hereto as Exhibit 99 and is incorporated by reference in response to this Item 5.02(c).
     Brian S. Anderson, who had previously been serving as our Vice President, Interim Chief Financial Officer and Controller, will continue to serve as our Vice President and Controller.
ITEM 8.01 OTHER EVENTS
     On March 9, 2009, our board appointed Scott W. Koller as our Executive Vice President and Chief Operating Officer. Mr. Koller had previously been serving as our Executive Vice President, Sales and Project Management. He had expanded his role to include product development in December 2008 due to a staff departure, and has turned such responsibilities over to the company’s new Vice President, Product Development.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.
     (d) See “Exhibit Index.”

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 9, 2009	Wireless Ronin Technologies, Inc.
	By:	/s/ Scott N. Ross
Scott N. Ross
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit
Number	Description

10.1	Separation Agreement, dated March 6, 2009.

10.2	Employment Agreement, dated March 9, 2009.

99	Press release, dated March 9, 2009.